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                                                                    EXHIBIT 99.2

CONTACTS
Scott St. Clair                       Lauren Felice
Netergy Networks                      Ruder Finn
(408) 654-0998                        (212) 593-6370
scott.stclair@netergynet.com          felicel@ruderfinn.com


                NETERGY NETWORKS SELLS ITS 8X8 VIDEO TRANSMISSION
                        SYSTEM PRODUCT LINE TO INTERLOGIX

SANTA CLARA, Calif. -- May 22, 2000 -- Netergy Networks, Inc. (NasdaqNM:NTRG) announced today that Interlogix, Inc. has acquired the line of video transmission system products that Netergy Networks' markets under the 8x8 brand name. Under the terms of the sale, Interlogix will pay Netergy Networks $5.5 million, subject to subsequent adjustments, for the assets connected with the product line and a license for the associated technology.

The 8x8 product line allows for the transmission of security video and audio signals over standard phone lines or high-speed ISDN lines. The product line will be marketed by Kalatel, an Interlogix operating unit, under the Kalatel brand name. Kalatel is a leading manufacturer of advanced digital video transmission equipment and closed circuit television products.

Ken Boyda, CEO and President of Interlogix, stated that "Interlogix has extensive integrated technological capabilities. The acquisition of the 8x8 product line helps us achieve our goal of offering broad product lines in all key markets that we serve and makes it easier for security-product dealers to construct integrated security systems."

"The combination of Kalatel's CCTV products and the 8x8 video transmission technology will provide customers with more effective and efficient security solutions," said Jonathan Foster, Vice President of Corporate Development for Netergy Networks.

ABOUT NETERGY NETWORKS
Formerly known as 8x8, Netergy Networks is a leading provider of highly integrated IP telephony solutions to telephone service providers and telecommunication equipment manufacturers. Netergy Networks' IP telephony solutions include network software and systems as well as embedded technology. The company is based in Santa Clara, California, and has offices in France and the United Kingdom. For more information, visit Netergy Networks' web site at www.netergynet.com.

                                      # # #

Matters set forth in this press release could differ materially from those discussed, implied or forecasted. In particular, the total anticipated consideration to be received by 8x8, Inc., dba Netergy Networks, Inc. (the Company), of $5.5 million is subject to future adjustments, which could materially decrease the consideration the Company receives. Additionally, the Company does not expect to be able to generate revenues from existing product lines to compensate immediately for the loss of video transmission product line revenues. Further information on other factors that could affect the Company's actual results are included in the Company's Report on Form 10-Q for the quarter ended December 31, 1999, which is on file with the Securities and Exchange Commission. The Company assumes no obligation to revise or update any forward-looking statements contained in this press release.

8x8 is a registered trademark of Netergy Networks, Inc. All other trademarks are the property of their respective owners.